INDEX TO EXHIBITS

     EXHIBIT NAME                                      EXHIBIT NUMBER
Index to Exhibits (Electronics)                             99.1
Index to Exhibits                                           99.2
Statement of computation of net
  income (loss) per common share                            11
Subsidiaries of Company                                     21
Consent of Deloitte & Touche L.L.P.                         23
Financial Data Schedule                                     27